Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Third Quarter Fiscal 2022

– Record Third Quarter Revenue –

– Operational and SG&A Leverage Drives Margin Expansion –

IRVINE, Calif.--(BUSINESS WIRE)--April 6, 2022--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as RGP (the “Company”), today announced financial results for its fiscal third quarter ended February 26, 2022.

Third Quarter Fiscal 2022 Highlights:

  Revenue of $204.6 million, up 30.6% from the prior year quarter and 2.2% sequentially
  Same day constant currency revenue up 31.5% from the prior year quarter and 4.1% sequentially
  Gross margin of 37.5%, up 110 basis points from the prior year quarter
  SG&A as a percent of revenue improved 580 basis points from prior year quarter to 27.9% of revenue
  Net income grew to $19.4 million (net income margin of 9.5%), compared to a net income of $0.7 million (net income margin of 0.4%) in the prior year quarter
  Adjusted EBITDA, a non-GAAP measure, increased to $22.5 million, more than doubling the prior year quarter reflecting 490 basis point margin improvement to 11.0%
  Diluted earnings per common share grew to $0.58, compared to $0.02 in the prior year quarter
  Adjusted diluted earnings per common share, a non-GAAP measure, improved to $0.65 compared to $0.14 in the prior year quarter
  Declared cash dividends of $0.14 per share
  RGP to host Investor Day on Tuesday, April 12, 2022, 9 a.m. to 11:30 a.m. ET

Management Commentary

“We delivered record third quarter revenue demonstrating our ability to execute on opportunities that strongly favor RGP’s agile, skills-based delivery model,” said Kate W. Duchene, Chief Executive Officer. “The world of work has fundamentally changed; clients are evolving workforce strategies to achieve transformation with greater speed, efficiency and agility. Likewise, modern consulting professionals want more flexibility and mobility in their work experiences. RGP operates at the center of these converging shifts and is uniquely positioned to support clients and consultants alike as they learn to work differently. We are excited to share more about the positive state of the business, including our HUGO pilot, at our Investor Day next week, April 12 at NASDAQ MarketSite.”

Third Quarter Fiscal 2022 Results

Revenue continued to grow in the third quarter of fiscal 2022 despite the seasonal impact from the holidays. Macro trends such as a focus on workforce agility, workforce gaps caused by the tightening labor market, the demand for digital transformation services, and the increase in client spending on significant and transformational initiatives, continue to favor the Company’s business model. The strong revenue performance was also driven by improved sales and operational execution, which led to larger deal sizes, longer project durations and record high pipelines and closed deals. The robust revenue growth was across most segments, including strategic global and regional accounts in majority of its markets, and was led by solution areas in Finance and Accounting and Business Transformation. In addition to higher volume of billable hours, the Company continued to improve bill rates. Average bill rate increased by 2.4% year over year and 1.6% from the sequential quarter, meaningfully contributing to the overall revenue growth.

Gross margin was 37.5%, compared to 36.4% in the prior year quarter, primarily attributable to an improvement of 120 basis points in the overall pay/bill ratio. This favorable impact was partially offset by higher indirect costs: such as non-billable pay and employer 401(k) match contributions.

Selling, general and administrative expenses (“SG&A”) was $57.1 million, or 27.9% as a percentage of revenue, for the third quarter of fiscal 2022 compared to $52.8 million, or 33.7% as a percentage of revenue, for the third quarter of fiscal 2021. Compared to the third quarter of fiscal 2021, SG&A as a percentage of revenue reduced by 580 basis points partially as a result of the improvement in the Company’s operating leverage. In addition, SG&A benefited from the wind down of restructuring activities and completion of the final earnout period related to the acquisition of Veracity in the first quarter of fiscal 2022.

The Company recognized an income tax benefit of $2.2 million (effective tax benefit rate of 12.7%) for the third quarter of fiscal 2022, compared to an income tax expense of $1.1 million (effective tax rate of 60.5%) in the prior year quarter. The tax benefit in the third quarter of fiscal 2022 resulted largely from the improvement in operating results in the international entities, enabling the Company to utilize the benefits from historical net operating losses in certain foreign jurisdictions by reversing a $4.9 million valuation allowance in our European operations in the third quarter. In addition, the Company recognized a $2.6 million benefit from the dissolution of its France entity. In the third quarter of fiscal 2021, the high effective tax rate was due to restructuring charges incurred in the Company’s European entities resulting in a pre-tax loss in Europe where significant valuation allowances were required.

Strong performance in the third quarter, coupled with the income tax benefit, contributed to net income of $19.4 million (net income margin of 9.5%) for the third quarter of fiscal 2022, compared to net income of $0.7 million (net income margin of 0.4%) in the prior year quarter. The Company delivered an Adjusted EBITDA margin, a non-GAAP measure, of 11.0% for the third quarter of fiscal 2022, an improvement of 490 basis points over the prior year quarter.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(Unaudited. Amounts in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	February 26,	November 27,	February 27,	February 26,	February 27,
	2022	2021	2021	2022	2021
Revenue	$204,609	$200,238	$156,631	$587,987	$457,199
Direct cost of services	127,815	121,497	99,584	361,020	284,078
Gross profit	76,794	78,741	57,047	226,967	173,121
Selling, general and administrative expenses	57,090	56,881	52,838	165,365	158,544
Amortization of intangible assets	1,321	1,184	1,202	3,608	4,125
Depreciation expense	882	893	963	2,694	2,954
Income from operations	17,501	19,783	2,044	55,300	7,498
Interest expense, net	307	222	361	744	1,316
Other income (1)	(35)	(311)	(64)	(653)	(1,069)
Income before (benefit) provision for income taxes	17,229	19,872	1,747	55,209	7,251
(Benefit) provision for income taxes	(2,192)	5,567	1,057	8,561	5,270
Net income	$19,421	$14,305	$690	$46,648	$1,981
Net income per common share:
Basic	$0.59	$0.43	$0.02	$1.42	$0.06
Diluted	$0.58	$0.42	$0.02	$1.39	$0.06
Weighted average common shares outstanding:
Basic	32,738	33,221	32,520	32,951	32,353
Diluted	33,375	33,950	32,659	33,556	32,422
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.42	$0.42

Revenue by Geography
North America	$173,569	$167,154	127,913	$492,602	371,259
Europe	17,856	19,921	17,751	56,642	53,125
Asia Pacific	13,184	13,163	10,967	38,743	32,815
Total revenue	$204,609	$200,238	$156,631	$587,987	$457,199

Cash dividend
Total cash dividends paid	$4,715	$4,647	$4,566	$13,965	$13,625

Note: The sum of quarterly amounts, including per share amounts, may not equal amounts reported for year-to-date periods. This is due to the effects of rounding and changes in the number of weighted-average shares outstanding for each period.

(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally and a gain from lease modification. Other income in fiscal 2021 was primarily related to COVID-19 government relief funds received globally.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, April 6, 2022. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 13, 2022 at 855-859-2056. The conference ID number for the replay is 2718956. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm helping businesses tackle transformation, change, and compliance challenges by supplying the right professional talent and solutions. As a next-generation human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand within our clients with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results, levels of activity, performance or achievements, and those of our industry to differ materially from those expressed or implied by these forward-looking statements. The disclosures we make concerning risks, uncertainties, and other factors that may affect our business or operating results included in Part I, Item 1A of our Fiscal Year 2021 Form 10-K and our other public filings made with the SEC should be reviewed carefully. These risks and uncertainties include, but are not limited to, the following: risks arising from epidemic diseases, such as the COVID-19 pandemic, the possible adverse effects from economic conditions or changes in the use of outsourced professional services consultants, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts many not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities including an economic downturn caused by social, political, regulatory, legal, and economic risks in the countries and regions in which we operate, possible disruption of our business from our past and future acquisitions, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, and the possibility that we are unable to or elect not to pay our quarterly dividend payment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest, and income taxes plus stock-based compensation expense, restructuring costs, technology transformation costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted provision for income taxes is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense, restructuring costs, and technology transformation costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows, or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended		Nine Months Ended
Revenue by Geography	February 26,	November 27,	February 26,	February 27,	February 26,	February 27,
	2022	2021	2022	2021	2022	2021
	(Unaudited)		(Unaudited)		(Unaudited)
(Amounts in thousands, except number of business days)
North America
As reported (GAAP)	$173,569	$167,154	$173,569	$127,913	$492,602	$371,259
Currency impact	47		68		(314)
Business days impact	2,846		-		2,647
Same day constant currency revenue	$176,462		$173,637		$494,935

Europe
As reported (GAAP)	$17,856	$19,921	$17,856	$17,751	$56,642	$53,125
Currency impact	351		890		(219)
Business days impact	583		-		-
Same day constant currency revenue	$18,790		$18,746		$56,423

Asia Pacific
As reported (GAAP)	$13,184	$13,163	$13,184	$10,967	$38,743	$32,815
Currency impact	110		573		620
Business days impact	(108)		(112)		(106)
Same day constant currency revenue	$13,186		$13,645		$39,257

Total Consolidated
As reported (GAAP)	$204,609	$200,238	$204,609	$156,631	$587,987	$457,199
Currency impact	508		1,531		87
Business days impact	3,321		(112)		2,541
Same day constant currency revenue	$208,438		$206,028		$590,615

Number of Business Days
North America (1)	61	62	61	61	186	187
Europe (2)	63	65	63	63	192	192
Asia Pacific (2)	62	61	62	61	186	185
(1)	This represents the number of business days in the United States.
(2)	This represents the number of business days in the countries in which the revenues are most concentrated within the geography.

	Three Months Ended
	February 26,	% of	November 27,	% of	February 27,	% of
Adjusted EBITDA	2022	Revenue	2021	Revenue	2021	Revenue
	(Unaudited, amounts in thousands, except percentages)
Net income	$19,421	9.5%	$14,305	7.1%	$690	0.4%
Adjustments:
Amortization of intangible assets	1,321	0.6	1,184	0.6	1,202	0.8
Depreciation expense	882	0.4	893	0.5	963	0.6
Interest expense, net	307	0.2	222	0.1	361	0.2
(Benefit) provision for income taxes	(2,192)	(1.1)	5,567	2.8	1,057	0.7
EBITDA	19,739	9.6	22,171	11.1	4,273	2.7
Stock-based compensation expense	2,202	1.1	2,019	1.0	1,834	1.2
Restructuring costs	67	0.1	583	0.3	652	0.4
Technology transformation costs (1)	461	0.2	229	0.1	-	-
Contingent consideration adjustment	-	-	(54)	-	2,710	1.7
Adjusted EBITDA	$22,469	11.0%	$24,948	12.5%	$9,469	6.0%

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include third-party consulting fees and costs associated with dedicated internal resources that are not capitalized through the duration of the system implementations.

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.58		$0.42		$0.02
Stock-based compensation expense	0.07		0.06		0.06
Restructuring costs	-		0.02		0.02
Contingent consideration adjustment	-		-		0.08
Technology transformation costs	0.01		0.01		-
Income tax impact of adjustments	(0.01)		(0.04)		(0.04)
Adjusted diluted earnings per common share	$0.65		$0.47		$0.14

Adjusted Provision for Income Taxes and Cash Tax Rate
(Benefit) provision for income taxes	$(2,192)		$5,567		$1,057
Effect of non-cash tax items:
Stock option expirations	84		(139)		(49)
Valuation allowance on international deferred tax assets	6,698		254		(459)
Net uncertain tax position adjustments	(15)		(6)		(7)
Other adjustments	669		(16)		284
Adjusted provision for income taxes	$5,244		$5,660		$826

Effective tax rate	(12.7)%		28.0%		60.5%
Total effect of non-cash tax items on effective tax rate	43.2%		0.5%		(13.2)%
Cash tax rate	30.5%		28.5%		47.3%

	Nine Months Ended
	February 26,	% of	February 27,	% of
Adjusted EBITDA	2022	Revenue	2021	Revenue
	(Unaudited, amounts in thousands, except percentages)
Net income	$46,648	7.9%	$1,981	0.4%
Adjustments:
Amortization of intangible assets	3,608	0.6	4,125	0.9
Depreciation expense	2,694	0.5	2,954	0.6
Interest expense, net	744	0.1	1,316	0.3
Provision for income taxes	8,561	1.5	5,270	1.2
EBITDA	62,255	10.6	15,646	3.4
Stock-based compensation expense	5,851	1.0	4,939	1.1
Restructuring costs	807	0.2	8,445	1.8
Technology transformation costs (1)	690	0.1	-	-
Contingent consideration adjustment	166	0.0	3,052	0.7
Adjusted EBITDA	$69,769	11.9%	$32,082	7.0%

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include third-party consulting fees and costs associated with dedicated internal resources that are not capitalized through the duration of the system implementations.

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$1.39		$0.06
Stock-based compensation expense	0.17		0.15
Restructuring costs	0.02		0.26
Contingent consideration adjustment	-		0.09
Technology transformation costs	0.02		-
Income tax impact of adjustments	(0.05)		(0.07)
Adjusted diluted earnings per common share	$1.55		$0.49

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$8,561		$5,270
Effect of non-cash tax items:
Stock option expirations	(162)		(321)
Valuation allowance on international deferred tax assets	7,262		(1,943)
Net uncertain tax position adjustments	(30)		(16)
Other adjustments	654		205
Adjusted provision for income taxes	$16,285		$3,195

Effective tax rate	15.5%		72.7%
Total effect of non-cash tax items on effective tax rate	14.0%		(28.6)%
Cash tax rate	29.5%		44.1%

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources.

Operating results by reportable segment are included in the following table. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income to Adjusted EBITDA for each of the periods presented. Amounts are unaudited and are in thousands.

	Three Months Ended		Nine Months Ended
	February 26,	February 27,	February 26,	February 27,
	2022	2021	2022	2021
Revenues:
RGP	$195,251	$146,487	$557,584	$425,598
Other Segments	9,358	10,144	30,403	31,601
Total revenues	$204,609	$156,631	$587,987	$457,199

Adjusted EBITDA:
RGP	$30,656	$15,886	$91,833	$50,671
Other Segments	579	449	2,817	2,866
Reconciling items (1)	(8,766)	(6,866)	(24,881)	(21,455)
Total Adjusted EBITDA (2)	$22,469	$9,469	$69,769	$32,082
(1)

Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(2)

A reconciliation of the Company's net income to Adjusted EBITDA on a consolidated basis is presented above under "Use of Non-GAAP Financial Measures--Reconciliation of GAAP to Non-GAAP Financial Measures".

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	February 26,	May 29,
SELECTED BALANCE SHEET INFORMATION:	2022	2021
	(Unaudited)
Cash and cash equivalents	$82,189	$74,391
Accounts receivable, net of allowance for doubtful accounts	$150,524	$116,455
Total assets	$559,738	$520,644
Current liabilities	$115,638	$100,906
Long-term debt	$54,000	$43,000
Total liabilities	$202,710	$191,098
Total stockholders’ equity	$357,028	$329,546

	Nine Months Ended
	February 26,	February 27,
SELECTED CASH FLOW INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$22,676	$35,371
Cash flow -- investing activities	$(2,363)	$(2,846)
Cash flow -- financing activities	$(10,444)	$(46,006)

	Three Months Ended
	February 26,	May 29,
SELECTED OTHER INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,445	2,902
Average bill rate	$128	$126
Average pay rate	$64	$64
Common shares outstanding, end of period	33,105	32,885

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com